File No. 70-8229



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                Amendment No. 10
                             (Post-Effective No. 8)
                                       to
                                    Form U-1

                           APPLICATION OR DECLARATION

                                      under

                 The Public Utility Holding Company Act of 1935

                               GULF POWER COMPANY
                              500 Bayfront Parkway
                            Pensacola, Florida 32501

               (Name of company or companies filing this statement
                  and addresses of principal executive offices)

                              THE SOUTHERN COMPANY

                 (Name of top registered holding company parent
                         of each applicant or declarant)

                     Warren E. Tate, Secretary and Treasurer
                               GULF POWER COMPANY
                              500 Bayfront Parkway
                            Pensacola, Florida 32501

                   (Names and addresses of agents for service)

                The Commission is requested to mail signed copies
                  of all orders, notices and communications to:

     W. L. Westbrook                              John D. McLanahan, Esq.
Financial Vice President                           Troutman Sanders LLP
  The Southern Company                          600 Peachtree Street, N.E.
270 Peachtree Street, NW                                Suite 5200
 Atlanta, Georgia  30303                       Atlanta, Georgia  30308-2216



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Item 1. Description of Proposed Transactions.

Item 1 as amended by Amendment No. 9 (Post-Effective No. 7) is hereby further amended by adding thereto the following:

     "In connection with the issuance of the Revenue Bonds, Gulf proposes to enter into a Loan Agreement with MBFC substantially in the form of Exhibit B-1 hereto (the "Agreement"). Under the Agreement, MBFC will loan to Gulf the proceeds from the sale of the Revenue Bonds and Gulf will issue a non-negotiable promissory note (the "Note") to evidence its obligation to repay such loan. The Note will provide for payments thereon to be made at times and in amounts which shall correspond to the payments with respect to the principal of and premium, if any, and interest on the Revenue bonds whenever and in whatever manner the same shall become due, whether at stated maturity, upon redemption or declaration or otherwise."

                                    SIGNATURE
         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 22, 1996                          GULF POWER COMPANY

                                               By   /s/Wayne Boston
                                                       Wayne Boston
                                                   Assistant Secretary